Exhibit 8.1

ONE SHELL PLAZA	ABU DHABI	HOUSTON
910 LOUISIANA	AUSTIN	LONDON
HOUSTON, TEXAS	BEIJING	MOSCOW
77002-4995	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1 713.229.1234	DUBAI	RIYADH
FAX +1 713.229.1522	HONG KONG	WASHINGTON
BakerBotts.com

February 20, 2015

LinnCo, LLC

Linn Energy, LLC

600 Travis Street

Suite 5100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to (i) LinnCo, LLC, a Delaware limited liability company (“LinnCo”), in connection with the proposed offering and sale by LinnCo of common shares representing limited liability company interests in LinnCo having an aggregate offering price of up to $500,000,000 (the “Shares”) pursuant to that certain Equity Distribution Agreement dated February 20, 2015 (the “Distribution Agreement”) by and among LinnCo and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and UBS Securities LLC and (ii) Linn Energy, LLC, a Delaware limited liability company (“Linn Energy”), in connection with the proposed offering and sale by Linn Energy of common units representing limited liability company interests in Linn Energy having an aggregate offering price of up to $500,000 (the “Units”) to LinnCo in exchange for the net proceeds of the offering of the Shares, pursuant to the Amended and Restated Limited Liability Company Agreement of LinnCo, dated as of October 17, 2012.

Reference is made to (i) the registration statement on Form S-3 (Registration No. 333-202217) (as amended, the “Registration Statement”) filed by LinnCo and Linn Energy with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (ii) the prospectus included in the Registration Statement dated February 20, 2015 (the “Base Prospectus”); (iii) the prospectus supplement to said prospectus dated February 20, 2015 (and together with the Base Prospectus, the “Prospectus”); and (iv) the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences” (the “Discussion”).

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Registration Statement and the related prospectus, (ii) certain other filings made by LinnCo and Linn Energy with the Commission, (iii) representation letters provided to us by LinnCo and Linn Energy in support of this opinion and (iv) other information provided to us by the representatives of LinnCo and Linn Energy.

LinnCo, LLC
Linn Energy, LLC	- 2 -	February 20, 2015

We hereby consent to the filing of this opinion as Exhibit 8.1 to LinnCo’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm in the Discussion and under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Sincerely,

/s/ BAKER BOTTS L.L.P.